EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Image Sensing Systems, Inc., and its subsidiaries and divisions (collectively, “ISS”) and Kenneth Raymond Aubrey (“Aubrey”) on this date, December 12, 2006 (“Effective Date”), effective on or about January 15, 2007, or later (in the capacity of President), and effective June 1, 2007, or later (in the capacity of President / CEO).

RECITALS:

A.           ISS wishes to hire Aubrey to serve as its President / CEO, and Aubrey wishes to serve in that capacity.

B.           ISS and Aubrey have negotiated the terms of Aubrey’s employment as President / CEO and have memorialized those terms in this Agreement.

C.	ISS and Aubrey mutually agree to the terms set forth in this Agreement.

AGREEMENT:

1.            Employment. Aubrey will be an at-will employee, and his employment may be terminated by either party at any time, with or without cause. Aubrey will begin to work for ISS as ISS’s President on or about January 15, 2007, or as soon thereafter as is reasonably possible in keeping with the notice period requirements of Aubrey’s employment contract with his current employer, but in no event later than February 28, 2007. Aubrey’s first day of actual employment with ISS (sometime during the time period from January 15, 2007, to February 28, 2007) will be considered Aubrey’s “Start Date” for purposes of this Agreement. Additionally, Aubrey specifically commits and agrees to proactively use all reasonable good faith efforts to negotiate with his present employer to reduce the notice period to the fewest number of days acceptable to his present employer. Also, Aubrey will relocate to Minnesota; and he will commence employment as ISS’s President / CEO on June 1, 2007 (after the appointment is announced at a shareholders’ meeting). The parties understand, however, that Aubrey’s transition from President to President / CEO may have to be adjusted, depending on his actual Start Date.

The parties understand and agree that ISS will have the right (but not the obligation) to rescind this Agreement in full should Aubrey be unable or unwilling to commence his employment with ISS on or before March 31, 2007.

2.            Duties. Aubrey will devote his full professional time, attention and efforts to the business and affairs of ISS during his employment with ISS and Aubrey agrees that, to the best of his ability and experience, and at all times, he will conscientiously perform the duties and obligations assigned to him.

3.        Compensation.

(a)

Salary. As of Aubrey’s Start Date (per Paragraph 1, above): Aubrey’s base salary will be $175,000 per year, less all required withholdings and deductions, payable in accordance with ISS’s standard payroll procedures. As of June 1, 2007, or the date that Aubrey otherwise transitions from President to President / CEO, whichever is later: Aubrey’s base salary shall be $200,000.

Aubrey’s performance will be evaluated by the Board on an annual basis.

(b)

Incentive Plan. Within the first 30 days of his employment with ISS, ISS will provide Aubrey with an incentive plan, the content of which is currently being formulated and which may be adjusted from year to year. When completed (and, subsequently, whenever amended), that Incentive Plan will be incorporated into this Agreement by reference. The parties further understand and agree that the 2007 incentive plan will need to be pro-rated, depending on Aubrey’s actual Start Date.

(c)

Stock Options Grant. At the time Aubrey begins his employment on or about January 15, 2007, he will be awarded a stock option grant of 50,000 shares under ISS’s stock option plan. Such options will vest at the rate of 25% at each of the four anniversaries following Aubrey’s date of hire. Pursuant to ISS’s stock option plan, such options may be exercised within six years after the date of the grant (on or about January 15, 2007). Also pursuant to ISS’s stock option plan, vested options must be exercised within 90 days of termination from employment, for whatever reason. Unvested options will vest immediately upon a Change in Control and must be exercised within 90 days.

For purposes of this Agreement, “Change In Control” shall mean any of the following: (i) a public announcement that any person has acquired or has the right to acquire beneficial ownership of fifty-one percent (51%) or more of the then outstanding shares of common stock of the Corporation and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for fifty-one percent (51%) or more of the then outstanding shares of the common stock of the Corporation; (iii) a sale of all or substantially all of the assets of the Corporation; or (iv) the Board of Directors of the Corporation, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Corporation to constitute a change in control of the Corporation.

(d)

Employee Benefits. Aubrey will be entitled to insurance and other benefits in accordance with ISS’s standard and executive benefits in effect from time to time. These benefits include several elections that must be made by Aubrey. Planbooks, Summary Plan Descriptions, and Plan Legal Documents containing formal descriptions of all available benefits will be provided to Aubrey. ISS is entitled to change, modify, or discontinue such benefits at its sole discretion.

(e)	Vacation. Aubrey is entitled to up to 3 weeks of vacation each year.

4.           Reimbursement of Reasonable Travel and Business Expenses. ISS will, in accordance with its policies in effect from time to time, reimburse Aubrey for all reasonable business expenses incurred by Aubrey in connection with the performance of his duties under this Agreement, upon submission of the necessary documentation required pursuant to ISS’s standard policies and record keeping procedures. Aubrey also agrees that he will adhere to ISS’s current travel policy.

5.            Reimbursement for Reasonable Relocation Expenses. ISS will reimburse Aubrey for reasonable relocation expenses associated with the actual cost of transportation of his personal belongings to Minnesota, up to $15,000 (with the ability to exceed this amount by up to 20% by agreement with ISS). Similarly, during the 90-day period following Aubrey’s commencement of employment with ISS, ISS will reimburse Aubrey for his travel, accommodation and other associated expenses to Minnesota (after that, Aubrey is expected to have relocated to Minnesota). Such travel, accommodation and other associated expenses will be reimbursed in accordance with ISS’s current travel policy.

6.            Confidentiality, Noncompetition and Invention Assignment. Aubrey expressly agrees to the terms set forth in Appendix A, which the parties understand and acknowledge to be vital part of this Agreement.

7.	Severance upon Termination of Employment.
(a)

Voluntary Termination. Should Aubrey terminate his employment for any reason, ISS shall pay Aubrey all earned and unpaid amounts due to him for salary through the termination date and a pro-rata portion of any incentive pay to which, at ISS’s discretion, Aubrey would have been paid, had he remained in ISS’s employ.

(b)	Termination by ISS “With Cause.” Should ISS terminate Aubrey’s employment for any of the following reasons, Aubrey shall not be entitled to any severance:

(i)

Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or conviction of, or a plea of “guilty” or “no contest” to, any act involving moral turpitude;

(ii)	Breach of fiduciary duty involving personal profit;

(iii)	Willful and material misconduct in the performance of duties assigned to Aubrey;

(iv)	Consistent failure to perform the reasonable stated duties assigned to Aubrey under this Agreement; or

(v)	Illegal or unethical business practices, including but not limited to the commission of fraud, misappropriation or embezzlement in connection with ISS’s business.

Aubrey shall have thirty (30) days to cure any alleged breach, failure, or misconduct under Subsections (iii) and (iv), above, after ISS provides Aubrey written notice of the actions or omissions constituting such breach, failure, or misconduct.

(c)

Termination by ISS “Without Cause.” Should ISS terminate Aubrey’s employment for any reason other than (1) those reasons set forth in subparagraph (b) above, or (2) because of Aubrey’s inability to perform his duties because of death or disability, Aubrey shall be entitled to severance in the form described below, which includes continuation of his base salary, without eligibility for bonus, upon entry into a release agreement provided by ISS (in a form substantially similar to that set forth at Appendix B to this Agreement), for the period of time described below:

If Aubrey is terminated without cause within the first year of his employment (and upon his execution of a release agreement substantially similar to that set forth at Appendix B), Aubrey will be entitled to the benefits described in the preceding paragraph for the following periods of time:

Termination Date	Months of Salary Continuation
January 15 – February 15, 2007	24 months
February 16 – March 15, 2007	23 months
March 16 – April 15, 2007	22 months
April 16 – May 15, 2007	21 months
May 16 – June 15, 2007	20 months
June 16 – July 15, 2007	19 months
July 16 – August 15, 2007	18 months
August 16 – September 15, 2007	17 months
September 16 – October 15, 2007	16 months
October 16 – November 15, 2007	15 months
November 16 – December 15, 2007	14 months
December 16, 2007 – January 15, 2008	13 months

If Aubrey is terminated without cause after January 15, 2008 (and upon his execution of a release agreement substantially similar to that set forth at Appendix B), Aubrey will be entitled to 12 months of salary continuation.

ISS and Aubrey have the ability, however, at any time, to terminate this Agreement by mutual written agreement, with or without the severance benefit.

8.	Miscellaneous.
(a)

Notices. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (1) when personally received or when sent by facsimile transmission (to the receiving party’s facsimile number), (2) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (3) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Paragraph:

If to ISS:	Jim Murdakes
1600 University Ave. W., Suite 500
St. Paul, MN 55104
(or other address as is notified in writing from time

to time by ISS to Aubrey by return receipt  requested, postage prepaid post)

If to Aubrey:	Ken Aubrey
Nymphenburgerstrasse 19
Munich, Germany 80335

(or other address as is notified in writing from time to time by Aubrey to ISS by return receipt requested, postage prepaid post)

(b)	Amendments. This Agreement may not be changed or modified in whole or in part except by a writing signed by ISS and Aubrey.
(c)	Governing Law. This Agreement will be governed by and interpreted according to the laws of the State of Minnesota.
(d)

No Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement in any instance or instances will not be deemed to be a waiver of any term of this Agreement or of that party’s right to require strict compliance with the terms of this Agreement in any other instance.

(e)

Severability. Aubrey and ISS recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of ISS. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application of any part of this Agreement, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

(j)

Entire Agreement. This Agreement (including its Appendices), which consists of two (2) identical originals (except that they are numbered respectively “Original # 1” and “Original # 2”), constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter of this Agreement.

This Agreement is made and effective as of the Effective Date above.

Image Sensing Systems, Inc.

By:	/s/ James Murdakes	/s/ Kenneth Raymond Aubrey
Its:	President/CEO	Kenneth Raymond Aubrey

APPENDIX A

TO THE EMPLOYMENT AGREEMENT BETWEEN

IMAGE SENSING SYSTEMS, INC., AND KENNETH AUBREY

CONFIDENTIALITY, NONCOMPETITION AND

INVENTION ASSIGNMENT AGREEMENT

This CONFIDENTIALITY, NONCOMPETITION, AND INVENTION ASSIGNMENT AGREEMENT (“Agreement”) between Image Sensing Systems, Inc. (“ISS”), and Kenneth Raymond Aubrey (“Employee”) is signed and dated on 12 December, 2006.

As an express condition of Employee’s employment with ISS, for his/her receipt of ISS benefits, and other valuable consideration, and in exchange for other premises and mutual promises contained in this Agreement, ISS and Employee agree as follows:

1.	Confidential and Proprietary Information.

(a)                 Employee understands and agrees that, during the course of his/her employment with ISS, he/she will receive proprietary, confidential, and trade secret information – all of which has special value to and constitutes a unique asset of ISS (collectively referred to in this Agreement as “Confidential & Proprietary Information”). Employee agrees that he/she will not disclose such Confidential & Proprietary Information during the period of his/her employment or after the termination of his/her employment for any reason whatsoever and that he/she will not use or share the same with any person, firm, or corporation without first obtaining ISS’s written consent.

(b)                 For these purposes, “Confidential and Proprietary Information” includes, but is not limited to, confidential information relating to ISS’s business, products and services, customers, or vendors; trade secrets, data, specifications, developments, inventions, patents, patent materials, copyrightable subject matter and ideas, processes, know-how, designs, computer systems, and research activity; marketing and sales strategies, marketing and product plans, information, pricing strategies, and techniques; long and short term business plans; existing and prospective client, vendor, and employee lists, contacts, and information; financial and personnel information; any information and/or applications relating to ISS’s internal information systems; and any other information concerning the business of ISS which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties or with the express written consent of ISS. All Confidential and Proprietary Information, including all copies, notes regarding, correspondence and/or electronic communications regarding, and replications of such Confidential and Proprietary Information will remain the sole property of ISS and must be returned to ISS immediately upon termination of Employee’s employment.

(c)                 Employee acknowledges that ISS’s Confidential and Proprietary Information constitutes a unique and valuable asset of ISS and represents a substantial investment of time and expense by ISS, and that any disclosure or use of such knowledge or information other than for the sole benefit of ISS would be wrongful and would cause irreparable harm to ISS.

(d)                 The foregoing obligations of confidentiality do not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from ISS, other than as a direct or indirect result of the breach of this Agreement by Employee.

2.          Return of Company Property. Upon termination of employment with ISS for whatever reason, or at any other time at the request of ISS, Employee will deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies of such Company property in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property of ISS and that he/she will certify in writing to ISS at the time of delivery that he/she has complied with this obligation.

3.           Noncompetition Covenant. ISS and Employee agree that, due to Employee’s position with ISS, Employee will have access to ISS’s Confidential and Proprietary Information and has developed and will continue to develop certain goodwill and relationships on behalf of ISS. Employee acknowledges that ISS will only release its Confidential and Proprietary Information, and will only permit Employee to continue to generate this goodwill and these relationships, upon the receipt of assurances that Employee will not use the information, goodwill, or relationships to ISS’s disadvantage and, accordingly, agrees to the following provisions:

(a)          Agreement Not to Compete. During the term of his/her employment with ISS, and for a period of twelve (12) months after the termination of such employment for any reason, Employee will not, directly or indirectly, serve as an employee, agent, consultant, director, stockholder or owner, or render services to any Conflicting Organization. Employee also will not direct any other individual or business enterprise to engage in such competition with ISS. For the purposes of this Agreement, “Conflicting Organization” shall be defined as video detection hardware and software for traffic management application, including, but not limited to, intersection control, highway monitoring, tunnel monitoring, and incident management. Specific companies considered “Conflicting Organization(s)” include, but are not limited to, Citilog, Traficon, Iteris, Quixote, or other similar companies who enter this marketplace or who have express plans to enter this marketplace.

(b)          Nonsolicitation of Customers or Suppliers. During the term of his/her employment with ISS, and for a period of twelve (12) months after the termination of such employment for any reason, Employee agrees that he/she will not, directly or indirectly, divert, solicit, approach, contact, call upon, accept business from, or sell or render services to any client/customer or prospective client/customer of ISS who was solicited or serviced directly by Employee at any time during the twelve (12) months prior to his/her termination from employment, or where he/she supervised, directly or indirectly, in whole or in part, the solicitation or service activities related to such clients or prospects during the same twelve-month period. Employee also will not, directly or indirectly, aid or assist any other person, firm, or corporation in doing what he/she himself cannot do under the terms of this Agreement. Employee will not in any way interfere or attempt to interfere with ISS’s relationships with any of its actual or potential customers, suppliers, or subcontractors.

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(c)          Nonsolicitation of Employees. Employee recognizes that ISS’s work force constitutes an important and vital aspect of its business. During the term of his/her employment with ISS, and for a period of twelve (12) months after the termination of such employment for any reason, Employee will not, directly or indirectly, hire, solicit, employ, or attempt to employ, any employee or director of ISS, or otherwise directly or indirectly interfere with or disrupt relationships, contractual or otherwise, between ISS and any of its employees, directors, or consultants.

(d)          Acknowledgment. Employee agrees that the restrictions and agreements contained in this Agreement (and particularly in this Paragraph 3) are reasonable and necessary to protect the legitimate interests of ISS, and that any violation of this Agreement will cause substantial and irreparable harm to ISS that would not be quantifiable and for which no adequate remedy would exist at law. Employee further acknowledges that he/she has had the opportunity to request that legal counsel review this Agreement and, having exhausted such right, agrees to the terms herein without reservation. Accordingly, Employee authorizes the issuance of injunctive relief by any court of appropriate jurisdiction, without the requirement of posting bond, for any violation of this Agreement, and agrees that ISS shall be entitled to the recovery of reasonable attorneys’ fees incurred in the enforcement of this Agreement.

4.           Assignment of Inventions. Employee agrees to promptly disclose to ISS inventions, ideas, processes, writings, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, which Employee makes, conceives, reduces to practice, or learns during his/her employment by ISS, either alone or jointly with others, relating to any business in which ISS is or may be concerned (“Inventions”). Such disclosures will be made by Employee to ISS in a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.

(a)         To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will be the exclusive property of ISS. Moreover, Employee agrees to treat every work or idea created or acquired by or on behalf of Employee for ISS as a “work made for hire.” It is the intent of both Employee and ISS that ISS have unrestricted ownership in all of such works and to any derivative works thereof, without further compensation of any kind to Employee or to those with whom Employee may work.

(b)         Consistent with and to the extent permitted by law, Employee hereby assigns and agrees to assign to ISS all rights in and to these Inventions, including, but not limited to, applications for United States and foreign patents and resulting patents and to further cooperate with ISS in maintaining, obtaining, and protecting such proprietary rights. Employee shall execute all applications, assignments and other papers necessary to enable ISS to obtain full protection and title to such matter and inventions, and Employee hereby waives any claim of moral right that Employee may have in or in connection with any such work.

(c)         Employee further acknowledges that he/she received notice from ISS that his/her obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of ISS was used and which was developed entirely on Employee’s own time, and (1) which does not relate (A) directly to the business of ISS or (B) to ISS’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for ISS.

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(d)         Employee has attached a complete list of all existing patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how, data, and all improvements thereto to which Employee claims ownership as of the date of this Agreement and which Employee desires to clarify are not subject to this Agreement (“Excluded Inventions”). If no such list is attached to this Agreement, Employee represents that he/she has no such Excluded inventions at the time of signing this Agreement.

(e)         Employee further agrees that prior to separation from employment with ISS for any reason, he/she will disclose to ISS, in a written report, all Inventions, the rights to which he/she has agreed to assign to ISS under (a) and (b) above, and which he/she has not previously disclosed.

(f)          In the event of any dispute concerning whether an Invention made or conceived by Employee is the property of ISS, such Invention will be presumed to be the property of ISS, and Employee will bear the burden of establishing otherwise in any arbitration, litigation, or similar proceeding.

5.           Injunctive Relief. Because the Confidential and Proprietary Information described above and the products derived therefrom are unique, peculiar and of great value to ISS, ISS shall be entitled to injunctive relief to restrain Employee from violating or threatening to violate any provisions contained herein. The parties also agree that, because of the unique nature of their relationship and the information and products to which Employee has been exposed through this relationship, ISS shall be entitled to an injunction to be issued by any Court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction. Proceedings may be initiated against Employee or Employee’s legal representatives or assigns. ISS shall be entitled to its reasonable costs and attorneys’ fees incurred in enforcing this provision.

6.	Miscellaneous.

(a)         At-will Employment. Nothing in this Agreement creates any rights of employment. Employee is, and remains, an “at-will” employee.

(b)         Severability. It is further agreed and understood by the parties that if any part, term or provision of this Agreement should be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision will be struck and the remaining provisions of the Agreement will not be affected or impaired thereby.

(c)         Assignability. The terms, conditions, and covenants of this Agreement shall be assignable to the successors and assigns of ISS.

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(d)         Waiver. Failure of ISS at any time to enforce any provision of this Agreement shall not be interpreted as a waiver of any provision of ISS’s rights under this Agreement.

(e)         Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to such subject matter.

(f)          Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No delay or waiver, express or implied, by ISS of any right or any breach by Employee shall constitute a waiver of any other right or breach by Employee.

(g)         Governing Law. This Agreement will be governed by and interpreted according to the substantive laws of the State of Minnesota without regard to such state’s conflicts law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date memorialized in the first paragraph.

Image Sensing Systems, Inc.

By:	/s/ Kenneth Raymond Aubrey	By:	/s/ James Murdakes

Its:	President/CEO

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APPENDIX B

TO THE EMPLOYMENT AGREEMENT BETWEEN

IMAGE SENSING SYSTEMS, INC., AND KENNETH AUBREY

WHEREAS, the parties entered into an Employment Agreement which became effective in January 2007; and

WHEREAS, in order to receive certain severance payments and related benefits under Paragraph 7 of that Employment Agreement, the parties agreed that Aubrey would be required to sign a release of claims at the time of the event contemplated by that Paragraph; and

WHEREAS, the parties have agreed to a form of release substantially similar to that set forth in this Appendix B; and

WHEREAS, under the terms of this Appendix B, Aubrey agrees to release all claims – whether known or unknown – that he may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates, through the date of his signature on this Appendix B;

NOW, THEREFORE, it is mutually agreed by and between the parties for good and valuable consideration as follows:

A.         Aubrey affirms that he is signing this Appendix B on or after the termination of his employment, as described in Paragraph 7 of the Agreement.

B.         Aubrey, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Appendix B.

Aubrey understands that he is giving up any and all claims (whether now known or unknown) that he may have including (without limitation) claims relating to his employment with ISS, and the cessation of his employment with ISS, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act (“ADA”); the Family & Medical Leave Act (“FMLA”); the Age Discrimination in Employment Act (“ADEA”); or any other federal, state, or local statute, ordinance, or law. Aubrey also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to breach of contract; tortious interference with contractual relations; promissory estoppel; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, defamation and self-publication defamation; intentional or negligent infliction of emotional distress; sexual harassment; or any other theory.

Aubrey further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates. Aubrey understands that, while he retains his right to bring an administrative charge with the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, he waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

C.          Aubrey understands that he has the right to seek legal counsel before entering into this Appendix B and that he has 21 days from the date of his termination to execute this Appendix B.

D.         Aubrey understands that he may revoke this release (Appendix B) (1) with respect to potential age-related claims within the seven-day period following the date he signs it and (2) with respect to potential claims under the Minnesota Human Rights Act within the fifteen-day period following the date he signs it. Aubrey also understands that, if he does revoke this release (Appendix B), he gives up any right to the consideration provided to him the benefits described in Paragraph 7 of the Employment Agreement.

E.          Aubrey acknowledges that he has read this Appendix B, that he understands it, and that he enters into Appendix B voluntarily.

Dated:	By:
Kenneth Aubrey

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